FINANCIAL STATEMENTS

Golden Comprehensive Security Program
Years ended December 31, 2000 and 1999

                      Golden Comprehensive Security Program

                              Financial Statements

                     Years ended December 31, 2000 and 1999

                                    Contents

Report of Independent Auditors .............................................   1

Financial Statements

Statements of Net Assets Available for Benefits ............................   2
Statements of Changes in Net Assets Available for Benefits .................   3
Notes to Financial Statements ..............................................   4

                         Report of Independent Auditors

The Plan Administrator
Golden Comprehensive Security Program

We have audited the accompanying statements of net assets available for benefits of the Golden Comprehensive Security Program as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                                /s/ Ernst & Young LLP

May 3, 2001, except for Note 1
  as to which the date is June 4, 2001

                      Golden Comprehensive Security Program

                 Statements of Net Assets Available for Benefits

                                                                            December 31
                                                                      2000               1999
                                                                  ------------------------------
Assets
Investment in Golden Books Publishing Company, Inc. Master
   Retirement Trust (Notes 2 and 3)                               $44,814,265        $64,525,541

Receivables:
   Employer contribution                                               30,094             28,573
   Participant contribution                                            93,645             87,056
                                                                  ------------------------------
Total assets                                                       44,938,004         64,641,170

Liabilities
Payable to third parties                                               66,600            105,285
                                                                  ------------------------------
Net assets available for benefits                                 $44,871,404        $64,535,885
                                                                  ==============================

See accompanying notes.

                      Golden Comprehensive Security Program

           Statements of Changes in Net Assets Available for Benefits

                                                                        Year ended December 31
                                                                       2000                 1999
                                                                  ---------------------------------
Additions:
   Equity in earnings (losses) of Golden Books Publishing
     Company, Inc. Master Retirement Trust (Notes 2 and 3)        $ (6,802,159)        $ 15,309,696
   Other income                                                         38,685                   --

   Contributions:
     Employer                                                          418,940              462,813
     Participants                                                    1,423,757            1,530,803
                                                                  ---------------------------------
                                                                     1,842,697            1,993,616
                                                                  ---------------------------------
                                                                    (4,920,777)          17,303,312
Deductions:
   Benefit payments and withdrawals                                 10,630,350           11,739,555
   Administrative expenses                                              19,624               10,753
                                                                  ---------------------------------
                                                                    10,649,974           11,750,308

Transfer of assets to other plan (Note 1)                           (3,912,561)                  --
Transfer of assets to other affiliated plans                          (181,169)             (29,597)
                                                                  ---------------------------------
Net increase (decrease)                                            (19,664,481)           5,523,407
Net assets available for benefits at beginning of year              64,535,885           59,012,478
                                                                  ---------------------------------
Net assets available for benefits at end of year                  $ 44,871,404         $ 64,535,885
                                                                  =================================

See accompanying notes.

                      Golden Comprehensive Security Program

                          Notes to Financial Statements

                                December 31, 2000

1. Description of the Plan

The following description of the Golden Comprehensive Security Program (the
Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions. The Plan is a contributory defined-contribution plan covering all eligible employees of Golden Books Publishing Company, Inc. (the Company). The Company is a subsidiary of Golden Books Family Entertainment, Inc. (Parent Company). Employees of any United States subsidiary of the Parent Company which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements are also eligible. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

On November 26, 1999, the Company consummated the sale of its manufacturing facility in Sturtevant, Wisconsin to Artech Printing, Inc. (Artech). Account balances of $3,912,561 for Plan participants who became employees of Artech were transferred to the applicable Artech plans during 2000.

The Parent Company filed for bankruptcy on February 26, 1999, and filed a Joint Plan of Reorganization on March 25, 1999, that was approved by the Company Senior Notes and TOPrS holders. Under an order dated September 24, 1999, the bankruptcy court confirmed the Parent Company's Amended Joint Plan of Reorganization and significant components were approved by the court on December 22, 1999. On January 27, 2000, the Parent Company formally emerged from protection under the bankruptcy code upon the consummation of the Amended Joint Plan of Reorganization. On June 4, 2001, the Parent Company filed for bankruptcy. Currently, there are no intentions to terminate the Plan and the Company continues to make contributions to the Plan as required under the Plan Document.

Each employee becomes a participant of the Plan on specified monthly entry dates after meeting the following requirements:

a. Is a salaried employee or a member of a group or class of employees to whom the Plan has been extended by the Board of Directors of the Company; and

b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company (Employer) and such representative extends the Plan to such unit of employees; and

                      Golden Comprehensive Security Program

1. Description of the Plan (continued)

c.    Has completed one month of continuous employment (as defined in the Plan).

Participants may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution is limited to not less than 1% and not more than 16% of compensation, subject to limitations under the Internal Revenue Code (IRC). The Plan is intended to satisfy the requirements under Section 404(c) of ERISA and, therefore, provides that participants may choose to direct their contributions and all or part of their account balances among any of the Plan's investment alternatives.

Each Employer contributes for each participant an amount equal to 60% of the first 6% of income deferral contributions made by, or on behalf of the participant who has completed one year of service. In addition, each Employer annually contributes to the Plan a discretionary amount (based on the Company's financial performance) equal to 0% to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. There were no discretionary contributions for 2000 or 1999. Discretionary contributions are allocated to the participants' accounts pro rata based on the eligible compensation paid to the participant by the Employer in that Plan year. Employer contributions are reduced by forfeitures credited for the applicable period.

Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts daily based on their proportionate share of the applicable investment fund's assets.

If a participant's employment terminates for any reason other than retirement, disability or death, the participant is vested in Employer contributions according to the following schedule:

                                                Vested Percentage
             Years of Continuous                   of Employer
                 Employment                   Contribution Account
        -----------------------------      ----------------------------

        Less than 1                                    0%
        1 but less than 2                             25
        2 but less than 3                             50
        3 but less than 4                             75
        4 or more                                    100

                      Golden Comprehensive Security Program

1. Description of the Plan (continued)

In the event of a participant's retirement, disability or death, Employer contributions not previously vested become fully vested and are not subject to forfeiture, and the participant's account becomes immediately distributable. If a participant's employment terminates for any reason, the participant's vested account balance may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

a.    By a lump-sum distribution of any or all of the account balance.

b. By applying the cash equivalent of any or all such account balance towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

A participant may elect to defer distribution of their vested account balance until age 70 1/2.

Not more often than once each quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. Participants may borrow, up to certain limits, against their account balance. Loans must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months. Generally, loan repayments are made by payroll deduction.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Investments

The Plan participates in investment accounts under the Golden Books Publishing Company, Inc. Master Retirement Trust (the Master Trust). Investment income and realized and unrealized appreciation or depreciation on assets held in the Master Trust are allocated daily to each investment fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

                      Golden Comprehensive Security Program

2. Summary of Significant Accounting Policies (continued)

Valuation of Investments

The Master Trust's investment in mutual funds, common trust fund and Parent Company stock are valued at fair value based on quoted market prices or redemption values on the last business day of the Plan year. Participant loans are valued at the remaining unpaid principal amount of the loans, which approximates fair value.

Expenses

Investment management fees are paid by the Plan and other administrative expenses of the Plan are paid by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Investments in Master Trust

Assets held by the Master Trust are as follows:

                                                                               December 31
                                                                         2000               1999
                                                                     ------------------------------
Investments, at fair value determined
   by quoted market price:
     Mutual funds                                                    $40,725,470        $68,090,093
     Parent Company common stock                                              --             87,084
     Common trust fund                                                16,428,325         26,265,663
Warrants in Parent Company common stock, at
   estimated fair value                                                    2,033                 --
Notes receivable from participants, at estimated
   fair value                                                            620,052          1,647,222
                                                                     ------------------------------
                                                                      57,775,880         96,090,062
Less amounts allocated to other plan                                  12,961,615         31,564,521
                                                                     ------------------------------
                                                                     $44,814,265        $64,525,541
                                                                     ==============================

                      Golden Comprehensive Security Program

3. Investments in Master Trust (continued)

The Plan's interest in the Master Trust assets was approximately 78% and 67% as of December 31, 2000 and 1999, respectively.

On January 27, 2000, when the Parent Company formally emerged from protection under the bankruptcy code (see Note 1), shares of Parent Company common stock (Old Company Stock) were canceled and holders of Old Company Stock received warrants to purchase successor company common stock. The warrants have a nominal fair value and all transactions involving this investment are suspended until the Plan receives guidance from the Department of Labor as to the proper disposition of the warrants.

Interest and dividend income earned by the Master Trust was as follows:

                                                 Year ended December 31
                                                 2000              1999
                                              ----------------------------

Interest and dividend income earned by
   the Master Trust                           $4,610,288        $6,335,288
Less amount allocated to other plan            1,042,204         2,144,113
                                              ----------------------------
                                              $3,568,084        $4,191,175
                                              ============================

The Master Trust's investments (including investments bought and sold, as well as held during the year) appreciated (depreciated) in value and were allocated to the Plan as follows:

                                                                  Year ended December 31
                                                                 2000                 1999
                                                             ---------------------------------
Investments at fair value as determined by quoted
   market prices:
     Mutual funds                                            $(12,181,332)        $ 14,319,350
     Investments in the Parent Company's
       common stock                                               (79,983)             308,931
                                                             ---------------------------------
                                                              (12,261,315)          14,628,281
Less amounts allocated to other plan                           (1,891,072)           3,509,760
                                                             ---------------------------------
                                                             $(10,370,243)        $ 11,118,521
                                                             =================================

                      Golden Comprehensive Security Program

4. Income Tax Status

The Internal Revenue Service (IRS) ruled November 24, 1995, that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan was amended subsequent to the IRS determination letter. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan is qualified and the related trust is tax exempt.

5. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in their accounts.

6. Transactions with Parties In Interest

The Master Trust invests in common stock of the Parent Company.

7. Reconciliation of Financial Statements to Form 5500

The following reconciles net assets available for benefits per the financial statements to the Form 5500:

                                                                             December 31
                                                                      2000                 1999
                                                                  ---------------------------------
Net assets available for benefits per financial statements        $ 44,871,404         $ 64,535,885
Employer contribution receivable                                       (30,094)             (28,573)
Participant contribution receivable                                    (93,645)             (87,056)
Payable to third parties                                                66,600              105,285
                                                                  ---------------------------------
Net assets available for benefits per the Form 5500               $ 44,814,265         $ 64,525,541
                                                                  =================================

                      Golden Comprehensive Security Program

7. Reconciliation of Financial Statements to Form 5500 (continued)

The following reconciles contributions per the financial statements to the Form 5500 for the year ended December 31, 2000:

                                                                      2000
                                                                   -----------

Contributions per financial statements                             $ 1,842,697
Less: Contribution receivables at end of year                         (123,739)
Add: Contribution receivables at beginning of year                     115,629
                                                                   -----------
Contributions per the Form 5500                                    $ 1,834,287
                                                                   ===========

The following reconciles other income per the financial statements to the Form 5500 for the year ended December 31, 2000:

Other income per financial statements                              $    38,685
Less payable to third parties at end of year                          (105,285)
Add payable to third parties at beginning of year                       66,600
                                                                   -----------
Other income per the Form 5500                                     $        --
                                                                   ===========

Differences between the financial statements and the Form 5500 are due to the financial statements being prepared on the accrual basis and the Form 5500 prepared on the cash basis.